Exhibit 99.3

Walgreens Rite Aid Associate FAQ

Announcement of Acquisition

Q1. Why is Rite Aid being acquired by Walgreens Boots Alliance?

After a great deal of thought, deliberation and analysis, we concluded that a combination with Walgreens Boots Alliance (Walgreens) represents a significant opportunity to accelerate and enhance our ability to meet the health and wellness needs of our customers and patients, while also delivering significant value to our shareholders. Together with Walgreens, the Rite Aid team can continue to build upon our existing foundation through access to increased capital that will enhance our store base and expand opportunities as part of the first global pharmacy-led health and wellbeing enterprise.

Q2. Why now?

The healthcare marketplace is highly competitive and the landscape is changing faster than ever. We’ve made amazing progress in our journey to become a retail healthcare company that better meets our customers’ needs. After a great deal of thought, deliberation and analysis, we concluded that this partnership with Walgreens is an excellent opportunity for us. By combining our assets, we’ll have access to resources that will allow us to better serve customers at a higher level, while also delivering significant value to our shareholders.

Q3. Why Walgreens?

Walgreens is an ideal partner for us and we are excited that Rite Aid will be a part of the first global, pharmacy-led health and wellbeing enterprise. Our largely complementary retail pharmacy footprints in the U.S. and access to additional resources will create an even better network, with more health and wellness solutions available in stores and online. Together, we are creating what we believe to be the pre-eminent retail healthcare company in the U.S., one that is positioned to be at the forefront of delivering a higher level of care in the communities we serve.

Q4. What are the terms of the deal?

Walgreens Boots Alliance is acquiring Rite Aid for $9 per share in cash, for a total enterprise value of approximately $17.2 billion, including acquired net debt.

Q5. How long will it take for the deal to close?

The deal is subject to approval by holders of Rite Aid’s common stock, the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, approvals by relevant state insurance and healthcare regulatory and other customary closing conditions. The transaction is expected to close in the second half of calendar 2016.

Q6. Won’t there be overlap in stores in certain markets? What about divestitures?

We believe there will be a minimal level of overlap, as Walgreens and Rite Aid have largely complementary retail pharmacy footprints in the U.S.

Q7. Is there any reason why this deal wouldn’t happen, such as anti-trust issues?

We can’t speculate on the decisions of any regulatory agency, but both Rite Aid and Walgreens have had extensive consultation with anti-trust counsel, and based upon the market profiles of both companies, and the amount of pharmacy counters in the U.S., we do not believe the combination should cause regulatory concern.

Future of Rite Aid Management Team

Q8. What is going to happen to the Rite Aid leadership team?

Until we close, it is business as usual at Rite Aid and the current leadership team will remain in place through the close of the transaction. Following the close, employment decisions will be made in due course.

Future of Rite Aid Assets

Q9. What is happening to Rite Aid stores?

Until we close, it’s business as usual. Our store teams remain focused on providing great service and care to our customers and patients.

Q10. Will Rite Aid stores be rebranded as Walgreens?

Upon completion of the merger, Rite Aid will be a wholly owned subsidiary of Walgreens, and is expected to initially operate under its existing brand name. Working together, decisions will be made over time regarding the integration of the two companies. Aid stores into Walgreen’s existing USA Division network.

Q11. Are Rite Aid’s subsidiaries Health Dialog, RediClinic and EnvisionRx included in the deal?

Yes, Rite Aid’s subsidiaries are included in the transaction.

Corporate Facilities

Q12. What is happening to Rite Aid’s corporate headquarters in Camp Hill, Pa.?

Until we close, it’s business as usual at Rite Aid’s corporate headquarters. Our corporate associates will continue their work to support our stores and provide excellent care and service to our customers and patients.

Associate Questions

Q13. Will there be layoffs at Rite Aid’s store/field/DCs/corporate offices?

Until we close, it is business as usual at Rite Aid. As soon as we have more information, we will share it.

Q14. Will open positions be filled?

Open positions will be filled on a case-by-case basis, dependent on the needs of the business.

Q15. Will there be any promotions?

Promotions will be determined on a case-by-case basis, dependent on the needs of the business.

Q16. Will we be getting bonuses this year?

Yes, bonuses will be paid to eligible associates, provided the company meets the necessary performance metrics.

Miscellaneous

Q17. What will operations at Rite Aid be like from now until the deal closes?

Until we close, it is business as usual for Rite Aid stores, distribution centers, field and corporate offices and for our associates. The entire Rite Aid team remains committed to providing superior customer service and great care to our customers and patients who have come to rely on us to meet their everyday health, wellness and shopping needs.

Q18. What will the integration process look like?

Over the coming weeks and months, management teams from Walgreens and Rite Aid will work together closely to develop and execute the integration plan.

Q19. What will happen to Rite Aid private label products?

Until we close, it is business as usual for Rite Aid stores, so Rite Aid private label products will continue to be available at Rite Aid stores. It is premature to speculate on any future business actions.

Q20. What about Rite Aid’s wellness+ with Plenti customer loyalty program?

Until we close, it is business as usual and our award—winning, highly popular wellness+ with plenti program will continue to be a part of Rite Aid’s ongoing business. It is premature to speculate on any future business actions.

Q21. What does this mean for unionized associates? Rite Aid is heavily unionized.

The collective bargaining agreements of Rite Aid’s subsidiaries remain in effect as Walgreens and Rite Aid operate as independent companies.

Q22. What should I do if media is in my store?

As always, direct media inquiries to the Corporate Communications/Public Relations team. Refer to the Media Policy on the store portal.

Cautionary Statement Regarding Forward Looking Statements

This document includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance” and similar expressions are intended to identify information that is not historical in nature.

This document contains forward-looking statements relating to the proposed transaction between Rite Aid and Walgreens pursuant to a merger. All statements, other than historical facts, including statements regarding the expected timing of the closing of the transaction; the ability of the parties to complete the transaction considering the various closing conditions; the expected benefits of the transaction such as improved operations, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of Walgreens following completion of the proposed transaction; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (1) one or more closing conditions to the transaction, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction, may require conditions, limitations or restrictions in connection with such approvals or that the required approval by the shareholders of each of Rite Aid and Walgreens may not be obtained; (2) there may be a material adverse change of Rite Aid or the business of Rite Aid may suffer as a result of uncertainty surrounding the transaction; (3) the transaction may involve unexpected costs, liabilities or delays; (4) legal proceedings may be initiated related to the transaction; (5) changes in economic conditions, political conditions, changes in federal or state laws or regulations, including the Patient Protection and Affordable Care Act and the Health Care Education Affordability Reconciliation Act and any regulations enacted thereunder may occur; (6) provider and state contract changes may occur; (7) reduction in provider payments by governmental payors may occur; (8) the expiration of Rite Aid or Walgreens’ Medicare or Medicaid managed care contracts by federal or state governments and tax matters; (8) there may be difficulties and delays in achieving synergies and cost savings; and (9) other risk factors as detailed from time to time in Rite Aid’s and Walgreens’ reports filed with the Securities and Exchange Commission (“SEC”), including Rite Aid’s Annual Report on Form 10-K for the year ended February 28, 2015 which is available on the SEC’s Web site (www.sec.gov). There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized.

Neither Rite Aid nor Walgreens undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Additional Information and Where to Find It

In connection with the proposed strategic combination, Rite Aid intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Rite Aid will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the proxy statement, as well as other filings containing information about Rite Aid, free of charge, from the SEC’s Web site (www.sec.gov). Investors may also obtain Rite Aid’s SEC filings in connection with the transaction, free of charge, from Rite Aid’s Web site (www.RiteAid.com) under the link “Investor Relations” and then under the tab “SEC Filings,” or by directing a request to Rite Aid, Matt Schroeder, Attention: Vice President, Investor Relations.

Participants in the Merger Solicitation

The directors, executive officers and employees of Rite Aid and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Rite Aid’s directors and executive officers is available in its definitive proxy statement for its 2016 annual meeting of stockholders filed with the SEC on May 15, 2015. This document can be obtained free of charge from the sources indicated above. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement when it becomes available. This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.